INVESTMENT LETTER

                        SELIGMAN HIGH INCOME FUND SERIES


     Seligman High Income Fund Series (the "Trust"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Trust hereby sells to Purchaser and Purchaser purchases 1 Class C share of Beneficial Interest (par value $.001) of the Seligman High-Yield Bond Series of the Trust (the "High-Yield Series") at a price equivalent to the net asset value of one Class D share of the High-Yield Series as of the close of business on May 27, 1999 and 1 Class C share of Beneficial Interest (par value $.001) of the Seligman U.S. Government Securities Series of the Trust (the "U.S. Government Securities Series") at a price equivalent to the net asset value of one Class D share of the U.S. Government Securities Series as of the close of business on May 27, 1999 (the "Shares"). The Trust hereby acknowledges receipt from the Purchaser of funds in such amount in full payment for the Shares.

2. Purchaser represents and warrants to the Trust that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.


     IN WITNESS WHEREOF, the parties have executed this agreement as of the 28th day of May, 1999 ("Purchase Date").


                        SELIGMAN HIGH INCOME FUND SERIES


                        By:______________________________
                        Name:   Lawrence P. Vogel
                        Title:  Vice President


                        J. & W. SELIGMAN & CO. INCORPORATED


                        By:______________________________
                        Name:   Brian T. Zino
                        Title:  President